  Exhibit 99.1

Youngevity International, Inc. Announces Declaration of Monthly Dividend for 3rd Quarter 2021 for Series "D" Cumulative Redeemable Perpetual Preferred Stock

SAN DIEGO, CA ---July 15, 2021 - Youngevity International, Inc. (OTCM: YGYI), (“YGYI” or the “Company”), today announced the declaration of its regular monthly dividend of $0.203125 per share of its 9.75% Series D Cumulative Redeemable Perpetual Preferred Stock (OTCM:YGYIP) for each of July, August and September 2021.  The dividend will be payable on August 16, 2021, September 15, 2021, and October 15, 2021 to holders of record as of July 31, 2021, August 31, 2021, and September 30, 2021. The dividend will be paid in cash.

About Youngevity International, Inc.

Youngevity International, Inc. is a multi-channel lifestyle company operating in three distinct business segments including a commercial coffee enterprise, a commercial hemp enterprise, and a direct marketing enterprise. The Company features a multi country selling network and has assembled a virtual Main Street of products and services under one corporate entity, The Company offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. For investor information, please visit YGYI.com. Be sure to like Youngevity on Facebook and follow us on Twitter.

Contacts:

Youngevity International, Inc.
Dave Briskie
President and Chief Investment Officer
1 800 982 3189 X6500

Investor Relations
YGYI Investor Relations
investors@ygyi.com